Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:

Maryellen Thielen	Robert Block
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces October Catastrophe Loss Estimate

NORTHBROOK, Ill., November 28, 2012 - The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of October 2012 of $1.08 billion, pre-tax and net of reinsurance.  Sandy was the largest of five October catastrophe events.

Pre-tax estimates of Sandy catastrophe losses are shown in the following table.

($ in millions)	Allstate brand	Encompass brand	Esurance brand	Total
Total, gross of reinsurance	$1,160	$110	$5	$1,275
Reinsurance recoverable	185	15	--	200
Total, net of reinsurance	$975	$95	$5	$1,075

The total gross loss estimate by state is 66% in New York, 20% in New Jersey and 14% in other states.  Approximately $340 million of claim payments have been made as of November 26, 2012.  Autos represent approximately 40% of the total gross losses, with 78% in New York, 19% in New Jersey and 3% in other states.

Loss estimates are generally based on claim adjuster inspections and the application of historical loss development factors to the extent we have been able to complete inspections in areas impacted by Sandy.  Our loss estimates for Sandy are calculated in accordance with the coverage provided by our policies.  Our homeowners policies specifically exclude coverage for losses caused by flood, but generally provide for coverage for physical damage caused by wind or wind-driven rain. Therefore, our homeowners estimates do not include estimates for losses caused by flood.  Auto policyholders generally have coverage for physical damage due to flood if they have purchased optional auto comprehensive coverage.

Our catastrophe reinsurance program comprises several agreements.  For a first event, our nationwide reinsurance agreement (which excludes New Jersey and Florida) effectively covers 95% of personal lines property and auto catastrophe losses up to $4.225 billion with Allstate retaining the first $750 million in qualifying losses.  Our New Jersey agreement comprises three contracts with two contracts effectively covering 63% of personal lines property catastrophe losses up to $550 million with Allstate New Jersey retaining the first $150 million in qualifying losses, and the third contract effectively covering 32% of losses up to $465 million and 42% of losses between $465 million and $665 million with Allstate New Jersey retaining the first $165 million in qualifying losses.  New Jersey auto losses are not covered by any of our reinsurance agreements.  Our Pennsylvania agreement covers 95% of personal lines property catastrophe losses in excess of $100 million up to $200 million.  We expect losses from Sandy will be contained within the first layer of the nationwide reinsurance agreement.  We currently expect minimal recovery under the New Jersey reinsurance agreement and do not expect any recovery under the Pennsylvania reinsurance agreement.  For detailed specifics of our catastrophe reinsurance program, please see our 2011 Form 10-K or the Reinsurance Update on the Quarterly Investor Info page of www.allstateinvestors.com.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about catastrophe losses.  These statements are based on our estimates and assumptions that are subject to uncertainty.  These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  Management believes the estimated impact of catastrophe losses, including net loss reserves, are appropriately established and recorded based on available facts, information, laws and regulations.  However, actual results may differ materially from those projected in the forward-looking statements in this news release and from the amounts currently recorded for a variety of reasons, including the following:

➢    Our policyholders’ ability to report and our ability to adjust claims have been impeded by the extent of the devastation and the number of areas affected.

➢    It is particularly difficult to assess the extent of damage in the initial stages of adjusting residential property losses.

➢    Our estimate for the ultimate costs of repairs may prove to be incorrect because of increased demand for services and supplies in the areas affected by the catastrophes.

➢    The number of incurred but not reported (IBNR) claims may be greater or less than currently anticipated.

We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

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